Exhibit 10.24
XenoPort, Inc. Corporate Bonus Plan
Adopted January 30, 2007
Effective January 1, 2007
Plan Objectives
     The objectives of the Corporate Bonus Plan (the “Plan”) are to:
•	provide certain employees of XenoPort, Inc. (the “Company”) with incentives to achieve the highest level of individual and team performance and to meet or exceed specified goals, which contribute to the overall success of the Company;

•	motivate participants to achieve both individual and Company objectives; and

•	enable the Company to attract and retain high-quality employees.
Administration
The Plan will be administered by the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”) and the Chief Executive Officer. The Compensation Committee generally sets a one-year performance period under the Plan to run from January 1 through December 31. The Compensation Committee is responsible for approving any incentive compensation for executive officers (as that term is defined in Section 16 of the Securities Exchange Act of 1934, as amended, the Company’s “Executive Officers”) and for recommending to the Company’s Board of Directors (the “Board”) the incentive compensation for the Chief Executive Officer. The Chief Executive Officer is responsible for any incentive compensation for employees who are not Executive Officers (i.e., positions below the level of Senior Vice President, the Company’s “Non-Executive Officer Employees”) in accordance with the approved annual budgets.
Eligibility
All Company employees holding a position with the Company that is covered by this Plan as determined by the Compensation Committee from time to time in its discretion are eligible to participate in the Plan for each performance year; provided, however, that, unless otherwise provided by the Compensation Committee, in order to receive their awards, if any, eligible employees (“Participants”) must: (i) be employed by the Company on the last day of the Plan’s performance year and at the time awards are paid out under the Plan; (ii) have completed at least six months of full-time, active service with the Company during the Plan performance year period (active service excludes all time while the Participant is on any leave of absence) or have been deemed by the Compensation Committee to be eligible to participate fully in the Plan; and (iii) not have been placed on a written performance improvement plan at any time during the Plan performance year period.
Participants with at least six, but less than 12, months of active service during the performance year period may be eligible for a prorated bonus, depending on their length of service that year. A Participant who changes job grades during the performance year may be eligible for a bonus based on the length of time in each grade and the respective bonus targets that would apply.
Unless the terms of an applicable severance plan provide otherwise, a Participant who terminates employment (or gives notice of his or her intent to terminate) for reasons other than death or disability prior to a payout date of an award under the Plan will not be eligible for a bonus award. If an employee dies prior to a payout date of an award under this Plan, then the award that the employee otherwise would have been eligible to receive under the Plan, if any, may be paid to his/her estate at the discretion of the Company.

Target Bonus Awards
Target bonus awards are determined and communicated to eligible employees annually. The Chief Executive Officer determines target bonus awards for Non-Executive Officer Employees, and the Compensation Committee determines (subject to approval by the Board) target bonus awards for all Executive Officers, including the Chief Executive Officer. Target bonus awards may be modified from time to time.
Award Determination
Actual bonus payouts can range from 0 to 1.5 times the target bonus awards, based on individual and Company performance.
Following are the weightings of the individual and Company performance components used for Participants in determining the actual bonus award amounts:

	Weighting of Company’s
	Performance Against	Weighting of Individual
Title	Corporate Goals	Performance

Chief Executive Officer	75%	25%
President	65%	35%
Senior Vice President	50%	50%
Vice President	50%	50%
Below Vice President	40%	60%
At the beginning of each performance year period under the Plan, the criteria for assessing an individual’s performance will be developed by the Company in consultation with the Participant (“Individual Bonus Criteria”). For Non-Executive Officer Employees, the Individual Bonus Criteria for such Participants must be approved by the Chief Executive Officer. For Executive Officers (other than the Chief Executive Officer) the Individual Bonus Criteria for such Participants must be approved by the Compensation Committee, in consultation with the Chief Executive Officer. For the Chief Executive Officer, the Individual Bonus Criteria for such Participants must be approved by the Compensation Committee and the Board.
After the end of each Plan year, individual performance will be evaluated based on achievement of weighted goals and objectives as reflected in the employee’s written performance objectives for the year. For Non-Executive Officer Employees, the Chief Executive Officer will assess the extent to which Individual Bonus Criteria have been met, identify any unplanned achievements that have been accomplished and approve an overall percentage of weighted goals achieved with respect to the individual component of the Plan. For Executive Officers (other than the Chief Executive Officer), the Compensation Committee will assess, in consultation with the Chief Executive Officer, the extent to which Individual Bonus Criteria have been met, identify any unplanned achievements that have been accomplished and approve an overall percentage of weighted goals achieved with respect to the individual component of the Plan. For the Chief Executive Officer, the Compensation Committee will assess the extent to which Individual Bonus Criteria have been met, identify any unplanned achievements that have been accomplished and recommend to the Board for approval an overall percentage of weighted goals achieved with respect to the individual component of the Plan.
At the beginning of each performance year period under the Plan, the criteria for assessing the Company’s corporate performance will be: (i) developed by the Chief Executive Officer of the Company in consultation with management; (ii) reviewed and approved by the Compensation Committee; and (iii) approved by the Board.
After the end of each Plan year, the Compensation Committee will assess the extent to which corporate goals and objectives have been met, identify any unplanned achievements that have been accomplished and recommend to the Board for approval an overall percentage of weighted goals achieved with respect to the corporate component of the Plan. This percentage of corporate goal achievement, together with the percentage of achievement for the individual component, will be used to calculate bonus payouts for individuals who participate in the Plan.
The Company must achieve at least 70% of the Company’s weighted corporate objectives in order for any bonus award payouts to occur. The Compensation Committee and the Board have discretion in determining whether such threshold has been achieved. In addition, the Compensation Committee, in its discretion, may determine to grant an award under the Plan even though certain Individual Bonus Criteria or corporate objectives are not met.
Awards under the Plan are subject to applicable withholdings. Employees who have elected to participate in XenoPort’s Employee Stock Purchase Plan and/or 401(k) Plan will have the applicable funds withheld from their bonus payment.
Other Provisions
The Company reserves the right to interpret, modify, suspend or terminate this Plan at any time.
No Participant will have the right to alienate, assign, encumber, hypothecate or pledge his or her interest in any award under the Plan, voluntarily or involuntarily, and any attempt to so dispose of any such interest will be void.
Participants who engage in an activity that violates applicable local, state or federal laws, or who violate Company policies, may be subject to having their awards reduced or eliminated in the sole discretion of the Compensation Committee, except in the case of the Chief Executive Officer where the Board shall make the final determination after considering the Compensation Committee’s recommendation.
Neither this Plan nor any action taken hereunder shall be construed as giving any employee or Participant the right to be retained in the employ of the Company. Employees of the Company are employed “at will” unless they have an agreement signed by the Chief Executive Officer or a member of the Board providing for other than at-will employment.
The provisions contained in this Plan set forth the entire understanding of the Company with respect to the Plan and supercede any and all prior communications between the Company and any employee with respect to the Plan.